UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.  )*

                            Liquidmetal Technologies
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     53634X
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 19, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       [ ]   Rule 13d-1(b)

                       [x]   Rule 13d-1(c)

                       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 15 Pages

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

========== =====================================================================
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           J. Holdsworth Capital Ltd.
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                  (a)  [x]
                                                               (b)  [ ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
---------- -------------  ----------- ------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    2,077,334
            SHARES        ----------- ------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY       ----------- ------------------------------------------
             EACH                7     SOLE DISPOSITIVE POWER
          REPORTING                    2,077,334
            PERSON        ------------ -----------------------------------------
             WITH                8     SHARED DISPOSITIVE POWER
  ----------- ------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,077,334
  ----------- ------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                      [ ]
  ----------- ------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.1%
  ----------- ------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              CO
  =========== ==================================================================

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

  Item 1(a).       Name of Issuer:
  -------          ------------------------------------------------------------
                   Liquidmetal Technologies

  Item 1(b).       Address of Issuer's Principal Executive Offices:
  -------          ------------------------------------------------------------
                   100 N. Tampa St., Suite 3150, Tampa, Florida 33602

  Item 2(a).       Name of Person Filing:
  -------          ------------------------------------------------------------
                   J. Holdsworth Capital Ltd.

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
  -------          ------------------------------------------------------------
                   4300 West Cypress Street, Suite 900, Tampa, Florida 33607

  Item 2(c).       Citizenship:
  -------          ------------------------------------------------------------
                   United States

  Item 2(d).       Title of Class of Securities:
  -------          ------------------------------------------------------------
                   Common Stock

  Item 2(e).       CUSIP Number:
  -------          ------------------------------------------------------------
                   53634X

  Item 3.          If this statement is filed pursuant to Rules
                   13d-1(b), or 13d-2(b) or (c), check whether the
                   person filing is a:
  -------          ------------------------------------------------------------
                   N/A

  Item 4.          Ownership (as of December 31, 2002)
  -------          -----------------------------------
                   (a) Amount Beneficially Owned: 2,077,334

                   (b) Percent of Class: 5.1%

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                            2,077,334

                      (ii)  shared power to vote or to direct the vote:
                            0

                      (iii) sole power to dispose or to direct the disposition
                            of:
                            2,077,334

                      (iv) shared power to dispose or to direct the disposition of:
                            0

 Item 5.       Ownership of Five Percent or Less of a Class.
 ------        --------------------------------------------------------------
               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.
------         --------------------------------------------------------------
               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
------         ---------------------------------------------------------------
               N/A

Item 8.        Identification and Classification of Members of the Group.
------         ---------------------------------------------------------------
               See Exhibit A for the identity of the group members filing this schedule.

Item 9.        Notice of Dissolution of Group.
------         ---------------------------------------------------------------
               N/A

Item 10.       Certification.
-------        ---------------------------------------------------------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 31, 2002
----------------------------
Date

J. Holdsworth Capital Ltd.

By:/s/ John Kang
  --------------------------
  [Signature]

  John Kang, President
  --------------------------
  [Name/Title]

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

========== =====================================================================
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Wesley Investments, Inc.
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                  (a)  [x]
                                                               (b)  [ ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
---------- -------------  ----------- ------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    2,868,233
            SHARES        ----------- ------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY       ----------- ------------------------------------------
             EACH                7     SOLE DISPOSITIVE POWER
          REPORTING                    2,868,233
            PERSON        ------------ -----------------------------------------
             WITH                8     SHARED DISPOSITIVE POWER
  ----------- ------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,868,233
  ----------- ------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                      [ ]
  ----------- ------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              7.0%
  ----------- ------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              CO
  =========== ==================================================================

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

  Item 1(a).       Name of Issuer:
  -------          ------------------------------------------------------------
                   Liquidmetal Technologies

  Item 1(b).       Address of Issuer's Principal Executive Offices:
  -------          ------------------------------------------------------------
                   100 N. Tampa St., Suite 3150, Tampa, Florida 33602

  Item 2(a).       Name of Person Filing:
  -------          ------------------------------------------------------------
                   Wesley Investments, Inc.

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
  -------          ------------------------------------------------------------
                   4300 West Cypress Street, Suite 900, Tampa, Florida 33607

  Item 2(c).       Citizenship:
  -------          ------------------------------------------------------------
                   United States

  Item 2(d).       Title of Class of Securities:
  -------          ------------------------------------------------------------
                   Common Stock

  Item 2(e).       CUSIP Number:
  -------          ------------------------------------------------------------
                   53634X

  Item 3.          If this statement is filed pursuant to Rules
                   13d-1(b), or 13d-2(b) or (c), check whether the
                   person filing is a:
  -------          ------------------------------------------------------------
                   N/A

  Item 4.          Ownership (as of December 31, 2002)
  -------          -----------------------------------
                   (a) Amount Beneficially Owned: 2,868,233

                   (b) Percent of Class: 7.0%

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                            2,868,233

                      (ii)  shared power to vote or to direct the vote:
                            0

                      (iii) sole power to dispose or to direct the disposition
                            of:
                            2,868,233

                      (iv) shared power to dispose or to direct the disposition of:
                            0

 Item 5.       Ownership of Five Percent or Less of a Class.
 ------        --------------------------------------------------------------
               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.
------         --------------------------------------------------------------
               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
------         ---------------------------------------------------------------
               N/A

Item 8.        Identification and Classification of Members of the Group.
------         ---------------------------------------------------------------
               See Exhibit A for the identity of the group members filing this schedule.

Item 9.        Notice of Dissolution of Group.
------         ---------------------------------------------------------------
               N/A

Item 10.       Certification.
-------        ---------------------------------------------------------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 31, 2002
----------------------------
Date

Wesley Investments, Inc.

By:/s/ John Kang
  --------------------------
  [Signature]

  John Kang, President
  --------------------------
  [Name/Title]

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

========== =====================================================================
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Alice H. Salas
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                  (a)  [ ]
                                                               (b)  [ ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
---------- -------------  ----------- ------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    4,945,567
            SHARES        ----------- ------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY       ----------- ------------------------------------------
             EACH                7     SOLE DISPOSITIVE POWER
          REPORTING                    4,945,567
            PERSON        ------------ -----------------------------------------
             WITH                8     SHARED DISPOSITIVE POWER
  ----------- ------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              4,945,567
  ----------- ------------------------------------------------------------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES (SEE INSTRUCTIONS)                                      [ ]
  ----------- ------------------------------------------------------------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              12.1%
  ----------- ------------------------------------------------------------------
   12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
  =========== ==================================================================

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

  Item 1(a).       Name of Issuer:
  -------          ------------------------------------------------------------
                   Liquidmetal Technologies

  Item 1(b).       Address of Issuer's Principal Executive Offices:
  -------          ------------------------------------------------------------
                   100 N. Tampa St., Suite 3150, Tampa, Florida 33602

  Item 2(a).       Name of Person Filing:
  -------          ------------------------------------------------------------
                   Alice H. Salas

  Item 2(b).       Address of Principal Business Office or, if none, Residence:
  -------          ------------------------------------------------------------
                   4300 West Cypress Street, Suite 900, Tampa, Florida 33607

  Item 2(c).       Citizenship:
  -------          ------------------------------------------------------------
                   United States

  Item 2(d).       Title of Class of Securities:
  -------          ------------------------------------------------------------
                   Common Stock

  Item 2(e).       CUSIP Number:
  -------          ------------------------------------------------------------
                   53634X

  Item 3.          If this statement is filed pursuant to Rules
                   13d-1(b), or 13d-2(b) or (c), check whether the
                   person filing is a:
  -------          ------------------------------------------------------------
                   N/A

  Item 4.          Ownership (as of December 31, 2002)
  -------          -----------------------------------
                   (a) Amount Beneficially Owned: 4,945,567

                   (b) Percent of Class: 12.1%

------------------------------------------------------
CUSIP No. 53634X
------------------------------------------------------

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:
                            4,945,567

                      (ii)  shared power to vote or to direct the vote:
                            0

                      (iii) sole power to dispose or to direct the disposition
                            of:
                            4,945,567

                      (iv) shared power to dispose or to direct the disposition of:
                            0

 Item 5.       Ownership of Five Percent or Less of a Class.
 ------        --------------------------------------------------------------
               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.
------         --------------------------------------------------------------
               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
------         ---------------------------------------------------------------
               N/A

Item 8.        Identification and Classification of Members of the Group.
------         ---------------------------------------------------------------
               See Exhibit A for the identity of the group members filing this schedule.

Item 9.        Notice of Dissolution of Group.
------         ---------------------------------------------------------------
               N/A

Item 10.       Certification.
-------        ---------------------------------------------------------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 31, 2002
----------------------------
Date

/s/ Alice H. Salas
----------------------------
[Signature]

Alice H. Salas
----------------------------
[Name/Title]

                                    EXHIBIT A

     1. Alice H. Salas is the trustee of The J. Holdsworth Capital Ltd. 2003 Irrevocable Trust (the "Holdsworth Trust"):

          A. The settlor of which is J. Holdsworth Capital Ltd. ("Holdsworth"); and

          B. Which acquired 2,077,334 shares contributed by Holdsworth.

     2. Alice H. Salas also is the trustee of The Wesley Investments, Inc. 2003 Irrevocable Trust (the "Wesley Trust"):

          A. The settlor of which is Wesley Investments, Inc. ("Wesley"); and

          B. Which acquired 2,868,233 shares contributed by Wesley.

     3. Alice Salas has sole voting and investment power over the shares held in the Holdsworth Trust and the Wesley Trust.

     4. The Holdsworth Trust and the Wesley Trust will be terminated on or after January 17, 2003. On termination, the Holdsworth Trust will distribute all the shares it owns to Holdsworth, and the Wesley Trust will distribute all the shares it owns to Wesley. Because Holdsworth and Wesley will acquire the shares held by the Holdsworth Trust and the Wesley Trust, respectively, within 60 days of the date hereof, Holdsworth and Wesley also have reported beneficial ownership over the shares held by the Holdsworth Trust and the Wesley Trust, respectively.

     5. Holdsworth is owned by four shareholders, each owning 25% of its outstanding stock, including John Kang, a director and the Chief Executive Officer of Liquidmetal Technologies, and Ricardo Salas, a director of Liquidmetal Technologies. As no single shareholder exercises veto power over Holdsworth's actions, the shares deemed beneficially owned by Holdsworth have not been attributed to Holdsworth's shareholders individually.

     6. Wesley is owned by four shareholders, each owning 25% of its outstanding stock, including John Kang, a director and the Chief Executive Officer of Liquidmetal Technologies, and Ricardo Salas, a director of Liquidmetal Technologies. As no single shareholder exercises veto power over Wesley's actions, the shares deemed beneficially owned by Wesley have not been attributed to Wesley's shareholders individually.

     7. Wesley disclaims beneficial ownership in the shares beneficially owned by Holdsworth, and Holdsworth disclaims beneficial ownership in the shares beneficially owned by Wesley.

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the common stock of Liquidmetal Technologies and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing.

Date: December 31, 2002


                                        J. Holdsworth Capital Ltd.

                                        By:  /s/ John Kang
                                           ------------------------------------
                                           [Signature]

                                        John Kang, President
                                        ---------------------------------------
                                        [Name/Title]


                                        Wesley Investments, Inc.

                                        By:  /s/ John Kang
                                           ------------------------------------
                                           [Signature]

                                        John Kang, President
                                        ---------------------------------------
                                        [Name/Title]


                                        Alice Salas

                                        /s/ Alice Salas
                                        ---------------------------------------
                                        [Signature]

                                        Alice Salas
                                        ---------------------------------------
                                        [Name/Title]